Exhibit 99.2
Supplemental non-GAAP information

GAAP to non-GAAP Earnings Per Share Reconciliation

	13 weeks ended				13 weeks ended
	June 26, 2021				June 27, 2020
(In millions, except per share amounts)	GAAP Amounts	Adjustments		Non-GAAP Amounts	GAAP Amounts	Adjustments		Non-GAAP Amounts
Net sales	$464.7	$—		$464.7	$397.4	$—		$397.4
Cost of products sold	148.7	(2.5)	a)	146.2	133.5	(0.2)	a)	133.3
Gross margin	316.0	2.5		318.5	263.9	0.2		264.1
Gross margin percentage	68.0%			68.5%	66.4%			66.5%

Selling, general and administrative expense	234.9	(2.2)	a), b)	232.7	208.1	(6.2)	a), b)	201.9
Selling, general and administrative expense as percentage of net sales	50.5%			50.1%	52.4%			50.8%
Re-engineering charges	4.7	(4.7)	c)	—	23.2	(23.2)	c)	—
(Gain) loss on disposal of assets	0.5	(0.5)	c)	—	(13.9)	13.9	c)	—
Operating income (loss)	75.9	9.9		85.8	46.5	15.7		62.2
Operating income as percentage of net sales	16.3%			18.5%	11.7%			15.7%

(Gain) Loss on debt extinguishment	6.0	(6.0)	c)	—	(40.0)	40.0	c)	—
Interest expense	9.7	—		9.7	12.1	—		12.1
Interest income	(0.3)	—		(0.3)	(0.2)	—		(0.2)
Other (income) expense, net	1.4	—		1.4	(8.0)	—		(8.0)
Income (loss) before income taxes	59.1	15.9		75.0	82.6	(24.3)		58.3

Provision (benefit) for income taxes	23.5	0.9	d)	24.4	18.8	(2.0)	d)	16.8
Net income (loss)	$35.6	$15.0		$50.6	$63.8	$(22.3)		$41.5
Net income as percentage of net sales	7.7%			10.9%	16.1%			10.4%

Basic earnings (loss) per share	$0.71	$0.31		$1.02	$1.30	$(0.45)		$0.85
Diluted earnings (loss) per share	$0.67	$0.28		$0.95	$1.30	$(0.46)		$0.84

Basic weighted-average shares	49.8				49.0
Diluted weighted-average shares	53.1				49.2

a.This adjustments is related to the foreign currency impact and inventory write-offs for Argentina and Venezuela.
b.This adjustment is related to the amortization of intangibles, pension settlement costs and consultant fees. The 2020 adjustment also includes CEO transition costs.

Exhibit 99.2
c.The adjustment amount equals the GAAP amounts.
d.The adjustment represents the net tax impact of adjusted amounts.

Exhibit 99.2

	26 weeks ended				26 weeks ended
	June 26, 2021				June 27, 2020
(In millions, except per share amounts)	GAAP Amounts	Adjustments		Non-GAAP Amounts	GAAP Amounts	Adjustments		Non-GAAP Amounts
Net sales	$925.0	$—		$925.0	$773.3	$—		$773.3
Cost of products sold	285.7	(2.7)	a)	283.0	263.2	0.2	a)	263.4
Gross margin	639.3	2.7		642.0	510.1	(0.2)		509.9
Gross margin percentage	69.1%			69.4%	66.0%			65.9%

Selling, general and administrative expense	484.3	(3.5)	a), b)	480.8	451.0	(16.4)	a), b)	434.6
Selling, general and administrative expense as percentage of net sales	52.4%			52.0%	58.3%			56.2%
Re-engineering charges	7.8	(7.8)	c)	—	27.1	(27.1)	c)	—
(Gain) loss on disposal of assets	(8.2)	8.2	c)	—	(13.8)	13.8	c)	—
Operating income (loss)	155.4	5.8		161.2	45.8	29.5		75.3
Operating income as percentage of net sales	16.8%			17.4%	5.9%			9.7%

(Gain) Loss on debt extinguishment	8.1	(8.1)	c)	—	(40.0)	40.0	c)	—
Interest expense	21.5	—		21.5	22.3	—		22.3
Interest income	(0.6)	—		(0.6)	(0.7)	—		(0.7)
Other (income) expense, net	1.2	—		1.2	(10.1)	—		(10.1)
Income (loss) before income taxes	125.2	13.9		139.1	74.3	(10.5)		63.8

Provision (benefit) for income taxes	44.3	0.2	d)	44.5	18.3	(0.5)	d)	17.8
Net income (loss)	$80.9	$13.7		$94.6	$56.0	$(10.0)		$46.0
Net income as percentage of net sales	8.7%			10.2%	7.2%			5.9%

Basic earnings (loss) per share	$1.63	$0.28		$1.91	$1.14	$(0.20)		$0.94
Diluted earnings (loss) per share	$1.53	$0.25		$1.78	$1.14	$(0.20)		$0.94

Basic weighted-average shares	49.6				49.0
Diluted weighted-average shares	53.0				49.2

a.This adjustments is related to the foreign currency impact and inventory write-offs for Argentina and Venezuela.
b.This adjustment is related to the amortization of intangibles, pension settlement costs and consultant fees. The 2020 adjustment also includes CEO transition costs.
c.The adjustment amount equals the GAAP amounts.
d.The adjustment represents the net tax impact of adjusted amounts.